CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-218507, 333-183101, 333-167329, 333-112935, 333-56216, and 333-35992) of SIGA Technologies, Inc. of our report dated March 5, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
March 5, 2019